Exhibit 99.1

MAA LISTED NYSE
30 YEARS

MAA.

Earnings Release & Supplemental Data

Second Quarter 2024

www.maac.com

TABLE OF CONTENTS
Earnings Release	3
Financial Highlights	8
Consolidated Statements of Operations/Share and Unit Data	9
Consolidated Balance Sheets	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
Multifamily Same Store Portfolio NOI Contribution Percentage	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Lease-up Communities/Multifamily Interior Redevelopment Pipeline/2024 Acquisition Activity	S-8
Debt and Debt Covenants as of June 30, 2024	S-9
2024 Guidance/Reconciliation of Earnings per Diluted Common Share to Core FFO and Core AFFO per Diluted Share for Full Year 2024 Guidance	S-11
Credit Ratings/Common Stock/Investor Relations Data	S-12

EARNINGS RELEASE

MAA REPORTS SECOND QUARTER 2024 RESULTS

GERMANTOWN, TN, July 31, 2024/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended June 30, 2024.

Second Quarter 2024 Operating Results	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Earnings per common share - diluted	$0.86	$1.24	$2.09	$2.40

Funds from operations (FFO) per Share - diluted	$2.06	$2.39	$4.47	$4.70

Core FFO per Share - diluted	$2.22	$2.28	$4.44	$4.56

A reconciliation of Net income available for MAA common shareholders to FFO and Core FFO, and discussion of the components of FFO and Core FFO, can be found later in this release. FFO per Share – diluted and Core FFO per Share – diluted include diluted common shares and units.

Eric Bolton, Chairman and Chief Executive Officer, said, “Results for the second quarter were ahead of expectations. New supply delivering into several of our markets continues to be absorbed in a steady manner as the demand for apartment housing remains strong. We continue to believe that we will begin to see a decline in new apartment deliveries over the back half of this year and into 2025. MAA’s uniquely diversified portfolio, supported by a strong operating and resident service platform, offering an appealing apartment product at an affordable price point, continues to provide higher performance and lower volatility through the full apartment cycle.”

Highlights

•
During the second quarter of 2024, MAA’s Same Store Portfolio produced growth in revenues of 0.7%, as compared to the same period in the prior year, with Average Effective Rent per Unit up 0.5%. During the second quarter of 2024, MAA’s Same Store Portfolio also captured strong Average Physical Occupancy of 95.5%, matching the performance in the same period in the prior year.
•
During the second quarter of 2024, MAA’s Same Store Portfolio property operating expense increased by 3.7% and MAA's Same Store Portfolio Net Operating Income (NOI) decreased by 1.0%, in each case as compared to the same period in the prior year.
•
As of June 30, 2024, resident turnover remained historically low at 43.5% on a trailing twelve month basis with a record low level of move-outs associated with buying single family-homes.
•
During the second quarter of 2024, MAA acquired a newly built 306-unit multifamily apartment community in initial lease-up located in Raleigh, North Carolina.
•
As of the end of the second quarter of 2024, MAA had seven communities under development, representing 2,617 units once complete, with a projected total cost of $866.3 million and an estimated $328.3 million remaining to be funded. During the second quarter of 2024, MAA started construction on a 302-unit multifamily apartment community located in Charlotte, North Carolina and a 345-unit multifamily apartment community located in Phoenix, Arizona through its pre-purchase development program.
•
As of the end of the second quarter of 2024, MAA had one recently completed development community and three recently acquired communities in lease-up. One community is expected to stabilize in the third quarter of 2024, one is expected to stabilize in the fourth quarter of 2024, one is expected to stabilize in the first quarter of 2025 and one is expected to stabilize in the second quarter of 2025.
•
In May 2024, MAA’s operating partnership, Mid-America Apartments, L.P. (referred to as MAALP or the Operating Partnership), issued $400.0 million of 7-year unsecured senior notes at a coupon of 5.300% and an issue price of 99.496%.
•
MAA’s balance sheet remains strong with a Net Debt/Adjusted EBITDAre ratio of 3.7x and $1.0 billion of combined cash and available capacity under MAALP’s unsecured revolving credit facility as of June 30, 2024.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were owned by MAA and stabilized at the beginning of the previous year. Same Store Portfolio results for the three and six months ended June 30, 2024 as compared to the same period in the prior year are summarized below:

	Three months ended June 30, 2024 vs. 2023				Six months ended June 30, 2024 vs. 2023
	Revenues	Expenses	NOI	Average Effective Rent per Unit	Revenues	Expenses	NOI	Average Effective Rent per Unit
Same Store Operating Growth	0.7%	3.7%	(1.0)%	0.5%	1.0%	4.5%	(0.8)%	1.0%

A reconciliation of Net income available for MAA common shareholders to NOI, including Same Store NOI, and discussion of the components of NOI, can be found later in this release.

Same Store Portfolio operating statistics for the three and six months ended June 30, 2024, which were in line with prior guidance expectations, are summarized below:

	Three months ended June 30, 2024		Six months ended June 30, 2024		June 30, 2024
	Average Effective Rent per Unit	Average Physical Occupancy	Average Effective Rent per Unit	Average Physical Occupancy	Resident Turnover
Same Store Operating Statistics	$1,690	95.5%	$1,690	95.4%	43.5%

Same Store Portfolio lease pricing for new leases that were effective during the second quarter of 2024 declined 5.1%, representing a 110-basis point improvement from the first quarter of 2024. Renewal lease pricing increased 4.6%, which in turn produced an increase of 0.1% for both new and renewing lease pricing on a blended basis in the second quarter of 2024, representing a 70-basis point improvement from the first quarter of 2024.

Same Store Portfolio lease pricing for both new and renewing leases effective during the six months ended June 30, 2024, on a blended basis, declined 0.2% as compared to the prior lease, driven by a 5.5% decrease for leases to new move-in residents, partially offset by a 4.8% increase for renewing leases.

Brad Hill, President and Chief Investment Officer, said, “We continued to capture positive momentum in July with blended pricing on both new and renewal leasing improving 20-basis points as compared to the preceding second quarter. Through July 29, 2024, new lease pricing for leases effective during July improved 90-basis points as compared to the second quarter of 2024, declining 4.2%, with renewal leases increasing by 4.0%. We are encouraged by continued strong demand across our portfolio as exemplified by our stable July occupancy, lower 60-day exposure and strong traffic and lead volumes.”

Acquisition Activity

In May 2024, MAA acquired a 306-unit multifamily community currently in lease-up and located in Raleigh, North Carolina for approximately $81 million.

In April 2024, MAA also closed on the acquisition of a land parcel located in Phoenix, Arizona through its pre-purchase development program. Construction on a 345-unit multifamily apartment community on that land parcel began in June 2024.

Development and Lease-up Activity

A summary of MAA’s development communities under construction as of the end of the second quarter of 2024 is set forth below (dollars in thousands):

	Units as of			Development Costs as of			Expected Project
Total	June 30, 2024			June 30, 2024			Completions By Year
Development				Expected	Spend	Expected
Projects (1)	Total	Delivered	Leased	Total	to Date	Remaining	2024	2025	2026
7	2,617	737	462	$866,250	$537,948	$328,302	3	2	2

(1)
Three of the development projects are currently leasing.

During the second quarter of 2024, MAA funded $79.4 million of costs for current and planned projects, including predevelopment activities.

In April 2024, MAA started construction on a 302-unit multifamily apartment community located in Charlotte, North Carolina on land previously acquired through its pre-purchase development program. The development is expected to be completed in the fourth quarter of 2026 with an expected stabilization in the fourth quarter of 2027 and expected total cost of approximately $102 million.

In June 2024, MAA also started construction on the 345-unit multifamily apartment community located in Phoenix, Arizona on the land acquired through its pre-purchase development program discussed above. The development is expected to be completed in the fourth quarter of 2026 with an expected stabilization in the fourth quarter of 2027 and expected total cost of approximately $118 million.

In July 2024, MAA agreed to finance a third party's development of a 239-unit multifamily apartment community currently under construction located in Charlotte, North Carolina. This development is expected to deliver first units in the second quarter of 2025, to be completed in the first quarter of 2026 and to reach stabilization in the fourth quarter of 2026 at a total cost of approximately $112 million. MAA has the option to purchase the development once it is stabilized.

MAA expects to begin four to six multifamily development projects over the next 18 to 24 months.

A summary of the total units, physical occupancy and cost of MAA’s lease-up communities as of the end of the second quarter of 2024 is set forth below (dollars in thousands):

Total	As of June 30, 2024
Lease-Up	Total	Physical	Spend
Projects (1)	Units	Occupancy	to Date
4	1,321	75.8%	$380,877

(1)
One of the lease-up projects is expected to stabilize in the third quarter of 2024, one in the fourth quarter of 2024, one in the first quarter of 2025 and one in the second quarter of 2025.

The current expected average stabilized NOI yield on the three in progress development communities and one recently completed development community that are currently leasing is 6.5%.

Property Redevelopment and Repositioning Activity

A summary of MAA’s interior redevelopment program as of the end of the second quarter of 2024 is set forth below:

As of June 30, 2024
	Units	Average Cost	Increase in Average
	Completed	per Unit	Effective Rent per Unit
	YTD	YTD	YTD
Redevelopment	2,796	$6,213	$107

As of June 30, 2024, MAA had completed installation of Smart Home technology (unit entry locks, mobile control of lights and thermostat and leak monitoring) in over 94,000 units across its apartment community portfolio providing an increase in Average Effective Rent per Unit of approximately $25 since the initiative began during the first quarter of 2019.

During the second quarter of 2024, MAA continued its property repositioning program to upgrade and reposition the amenity and common areas at select apartment communities for higher and above market rent growth after projects are completed and units are fully repriced. For the six months ended June 30, 2024, MAA spent $1.0 million on this program. MAA expects to begin six projects under this program in the second half of 2024.

Capital Expenditures

A summary of MAA’s capital expenditures and Funds Available for Distribution (FAD) for the three and six months ended June 30, 2024 and 2023 is set forth below (dollars in millions, except per Share data):

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Core FFO attributable to common shareholders and unitholders	$266.6	$273.3	$532.8	$545.5
Recurring capital expenditures	(36.3)	(32.7)	(55.3)	(49.0)
Core Adjusted FFO (Core AFFO) attributable to common shareholders and unitholders	230.3	240.6	477.5	496.5
Redevelopment, revenue enhancing, commercial and other capital expenditures	(52.9)	(57.4)	(85.6)	(108.8)
FAD attributable to common shareholders and unitholders	$177.4	$183.2	$391.9	$387.7

Core FFO per Share - diluted	$2.22	$2.28	$4.44	$4.56
Core AFFO per Share - diluted	$1.92	$2.01	$3.98	$4.15

A reconciliation of Net income available for MAA common shareholders to FFO, Core FFO, Core AFFO and FAD, and discussion of the components of FFO, Core FFO, Core AFFO and FAD, can be found later in this release.

Balance Sheet and Financing Activities

As of June 30, 2024, MAA had $1.0 billion of combined cash and available capacity under MAALP’s unsecured revolving credit facility.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the second quarter of 2024 were $176.3 million, as compared to $167.7 million for the same period in the prior year.

In May 2024, MAALP publicly issued $400 million of unsecured senior notes due February 2032 with a coupon rate of 5.300% per annum, and at an issue price of 99.496%. Interest is payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2024. The proceeds from the sale of the notes were used to repay borrowings on MAALP’s commercial paper program. The notes have an effective interest rate of 5.382%.

Balance sheet highlights as of June 30, 2024 are summarized below (dollars in billions):

Total debt to adjusted total assets (1)	Net Debt/Adjusted EBITDAre (2)	Total debt outstanding	Average effective interest rate	Fixed rate debt as a % of total debt	Total debt average years to maturity
28.1%	3.7x	$4.7	3.8%	93.3%	7.4

(1)
As defined in the covenants for the bonds issued by MAALP.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period ended June 30, 2024.

A reconciliation of Unsecured notes payable and Secured notes payable to Net Debt and a reconciliation of Net income to Adjusted EBITDAre, along with discussion of the components of Net Debt and Adjusted EBITDAre, can be found later in this release.

122nd Consecutive Quarterly Common Dividend Declared

MAA declared its 122nd consecutive quarterly common dividend, which was paid on July 31, 2024 to holders of record on July 15, 2024. The current annual dividend rate is $5.88 per common share. The timing and amount of future dividends will depend on actual cash flows from operations, MAA’s financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986 and other factors as MAA’s Board of Directors deems relevant. MAA’s Board of Directors may modify the dividend policy from time to time.

2024 Earnings and Same Store Portfolio Guidance

MAA is updating its prior 2024 guidance for Earnings per diluted common share, Core FFO per diluted Share, Core AFFO per diluted Share and Same Store performance. MAA expects to update its 2024 Earnings per diluted common share, Core FFO per diluted Share and Core AFFO per diluted Share guidance on a quarterly basis.

FFO, Core FFO and Core AFFO are non-GAAP financial measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As discussed in the definitions of non-GAAP financial measures found later in this release, MAA’s definition of FFO is in accordance with the National Association of Real Estate Investment Trusts’, or NAREIT’s, definition, and Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations. MAA believes that Core FFO is helpful in understanding operating performance in that Core FFO excludes not only depreciation expense of real estate assets and certain other non-routine items, but it also excludes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

2024 Guidance	Previous Range	Previous Midpoint	Revised Range	Revised Midpoint
Earnings:	Full Year 2024	Full Year 2024	Full Year 2024	Full Year 2024
Earnings per common share - diluted	$4.66 to $5.02	$4.84	$4.37 to $4.65	$4.51
Core FFO per Share - diluted	$8.70 to $9.06	$8.88	$8.74 to $9.02	$8.88
Core AFFO per Share - diluted	$7.74 to $8.10	$7.92	$7.78 to $8.06	$7.92

MAA Same Store Portfolio:
Property revenue growth	0.15% to 1.65%	0.90%	0.15% to 1.15%	0.65%
Property operating expense growth	4.10% to 5.60%	4.85%	3.75% to 4.75%	4.25%
NOI growth	-2.80% to 0.20%	-1.30%	-2.50% to -0.10%	-1.30%

MAA expects Core FFO for the third quarter of 2024 to be in the range of $2.08 to $2.24 per diluted Share, or $2.16 per diluted Share at the midpoint. The projected difference between Core FFO per diluted Share for the second quarter of 2024 to the midpoint of MAA's guidance for the third quarter of 2024 is summarized below:

Core FFO per diluted Share
Q2 2024 reported results	$2.22
Same Store Revenues	0.01
Same Store Expenses	(0.05)
Non-Same Store NOI, excluding Storm Costs	0.03
Storm Costs included in NOI (1)	(0.03)
General and administrative expenses	(0.01)
Interest expense and Other non-operating (expense) income	(0.01)
Q3 2024 guidance midpoint	$2.16

(1)
Projected storm costs related to Hurricane Beryl.

MAA does not forecast Earnings per diluted common share on a quarterly basis as MAA generally cannot predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year). Additional details and guidance items are provided in the Supplemental Data to this release.

Our property and casualty insurance programs renewed on July 1, 2024 with a total premium decrease of approximately 1%. Our prior guidance had assumed an increase of approximately 15%.

Supplemental Material and Conference Call

Supplemental Data to this release can be found on the “For Investors” page of the MAA website at www.maac.com. MAA will host a conference call to further discuss second quarter results on August 1, 2024, at 9:00 AM Central Time. The conference call-in number is (800) 715-9871. You may also join the live webcast of the conference call by accessing the “For Investors” page of the MAA website at www.maac.com. MAA’s filings with the Securities and Exchange Commission (SEC) are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust (REIT) focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. As of June 30, 2024, MAA had ownership interest in 103,614 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements regarding expected operating performance and results, property stabilizations, property acquisition and disposition activity, joint venture activity, development and renovation activity and other capital expenditures, and capital raising and financing activity, as well as lease pricing, revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “proforma,” “opportunity,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•
inability to generate sufficient cash flows due to unfavorable economic and market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•
exposure to risks inherent in investments in a single industry and sector;
•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;
•
failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•
unexpected capital needs;
•
material changes in operating costs, including real estate taxes, utilities and insurance costs, due to inflation and other factors;
•
inability to obtain appropriate insurance coverage at reasonable rates, or at all, losses due to uninsured risks, deductibles and self-insured retentions, or losses from catastrophes in excess of coverage limits;
•
ability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures;
•
level and volatility of interest or capitalization rates or capital market conditions;
•
the effect of any rating agency actions on the cost and availability of new debt financing;
•
the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, which could cause continued or worsening economic and market volatility, and regulatory responses thereto;
•
significant change in the mortgage financing market or other factors that would cause single-family housing or other alternative housing options, either as an owned or rental product, to become a more significant competitive product;
•
ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
•
inability to attract and retain qualified personnel;
•
cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•
potential liability for environmental contamination;
•
changes in the legal requirements we are subject to, or the imposition of new legal requirements, that adversely affect our operations;
•
extreme weather and natural disasters;
•
disease outbreaks and other public health events and measures that are taken by federal, state, and local governmental authorities in response to such outbreaks and events;
•
impact of climate change on our properties or operations;
•
legal proceedings or class action lawsuits;
•
impact of reputational harm caused by negative press or social media postings of our actions or policies, whether or not warranted;
•
compliance costs associated with numerous federal, state and local laws and regulations; and
•
other risks identified in this release and in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Rental and other property revenues	$546,435	$535,146	$1,090,057	$1,064,179

Net income available for MAA common shareholders	$101,031	$144,766	$243,858	$279,754

Total NOI (1)	$340,639	$340,813	$686,459	$687,043

Earnings per common share: (2)
Basic	$0.86	$1.24	$2.09	$2.40
Diluted	$0.86	$1.24	$2.09	$2.40

Funds from operations per Share - diluted: (2)
FFO (1)	$2.06	$2.39	$4.47	$4.70
Core FFO (1)	$2.22	$2.28	$4.44	$4.56
Core AFFO (1)	$1.92	$2.01	$3.98	$4.15

Dividends declared per common share	$1.47	$1.40	$2.94	$2.80

Dividends/Core FFO (diluted) payout ratio	66.2%	61.4%	66.2%	61.4%
Dividends/Core AFFO (diluted) payout ratio	76.6%	69.7%	73.9%	67.5%

Consolidated interest expense	$41,265	$36,723	$81,626	$74,004
Mark-to-market debt adjustment	—	12	—	25
Debt discount and debt issuance cost amortization	(1,213)	(1,530)	(3,055)	(3,061)
Capitalized interest	3,724	3,137	7,140	5,883
Total interest incurred	$43,776	$38,342	$85,711	$76,851

Amortization of principal on notes payable	$—	$368	$—	$730

(1)
A reconciliation of the following items and discussion of their respective components can be found later in this release: (i) Net income available for MAA common shareholders to NOI; and (ii) Net income available for MAA common shareholders to FFO, Core FFO and Core AFFO.
(2)
See the “Share and Unit Data” section for additional information.

Dollars in thousands, except share price
	June 30, 2024	December 31, 2023
Gross Assets (1)	$16,712,648	$16,349,193
Gross Real Estate Assets (1)	$16,467,005	$16,089,909
Total debt	$4,700,864	$4,540,225
Common shares and units outstanding	119,951,751	119,838,096
Share price	$142.61	$134.46
Book equity value	$6,206,019	$6,299,122
Market equity value	$17,106,319	$16,113,430
Net Debt/Adjusted EBITDAre (2)	3.7x	3.6x

(1)
A reconciliation of Total assets to Gross Assets and Real estate assets, net, to Gross Real Estate Assets, along with discussion of their components, can be found later in this release.
(2)
Adjusted EBITDAre is calculated for the trailing twelve month period for each date presented. A reconciliation of the following items and discussion of their respective components can be found later in this release: (i) Unsecured notes payable and Secured notes payable to Net Debt; and (ii) Net income to EBITDA, EBITDAre and Adjusted EBITDAre.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data (Unaudited)	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Revenues:
Rental and other property revenues	$546,435	$535,146	$1,090,057	$1,064,179
Expenses:
Operating expenses, excluding real estate taxes and insurance	126,213	116,604	244,412	225,208
Real estate taxes and insurance	79,583	77,729	159,186	151,928
Depreciation and amortization	145,022	138,972	288,042	277,473
Total property operating expenses	350,818	333,305	691,640	654,609
Property management expenses	17,201	16,091	37,196	34,019
General and administrative expenses	12,671	13,882	29,716	29,805
Interest expense	41,265	36,723	81,626	74,004
Loss (gain) on sale of depreciable real estate assets	23	1	25	(14)
Gain on sale of non-depreciable real estate assets	—	—	—	(54)
Other non-operating expense (income)	19,244	(16,992)	(4,282)	(20,459)
Income before income tax expense	105,213	152,136	254,136	292,269
Income tax expense	(1,020)	(2,861)	(2,815)	(3,805)
Income from continuing operations before real estate joint venture activity	104,193	149,275	251,321	288,464
Income from real estate joint venture	469	382	951	767
Net income	104,662	149,657	252,272	289,231
Net income attributable to noncontrolling interests	2,709	3,969	6,570	7,633
Net income available for shareholders	101,953	145,688	245,702	281,598
Dividends to MAA Series I preferred shareholders	922	922	1,844	1,844
Net income available for MAA common shareholders	$101,031	$144,766	$243,858	$279,754

Earnings per common share - basic:
Net income available for common shareholders	$0.86	$1.24	$2.09	$2.40

Earnings per common share - diluted:
Net income available for common shareholders	$0.86	$1.24	$2.09	$2.40

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net Income Shares (1)
Weighted average common shares - basic	116,783	116,621	116,727	116,401
Effect of dilutive securities	—	104	—	157
Weighted average common shares - diluted	116,783	116,725	116,727	116,558
Funds From Operations Shares And Units
Weighted average common shares and units - basic	119,888	119,776	119,848	119,558
Weighted average common shares and units - diluted	119,944	119,823	119,901	119,607
Period End Shares And Units
Common shares at June 30,	116,858	116,677	116,858	116,677
Operating Partnership units at June 30,	3,094	3,155	3,094	3,155
Total common shares and units at June 30,	119,952	119,832	119,952	119,832

(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to the Condensed Consolidated Financial Statements in MAA’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, expected to be filed with the SEC on or about August 1, 2024.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands (Unaudited)
	June 30, 2024	December 31, 2023
Assets
Real estate assets:
Land	$2,050,760	$2,031,403
Buildings and improvements and other	13,846,434	13,515,949
Development and capital improvements in progress	391,366	385,405
	16,288,560	15,932,757
Less: Accumulated depreciation	(5,149,781)	(4,864,690)
	11,138,779	11,068,067
Undeveloped land	73,861	73,861
Investment in real estate joint venture	41,753	41,977
Real estate assets, net	11,254,393	11,183,905

Cash and cash equivalents	62,831	41,314
Restricted cash	13,669	13,777
Other assets	231,974	245,507
Total assets	$11,562,867	$11,484,503

Liabilities and equity
Liabilities:
Unsecured notes payable	$4,340,660	$4,180,084
Secured notes payable	360,204	360,141
Accrued expenses and other liabilities	655,984	645,156
Total liabilities	5,356,848	5,185,381

Redeemable common stock	19,787	19,167

Shareholders’ equity:
Preferred stock	9	9
Common stock	1,166	1,168
Additional paid-in capital	7,409,258	7,399,921
Accumulated distributions in excess of net income	(1,398,993)	(1,298,263)
Accumulated other comprehensive loss	(7,775)	(8,764)
Total MAA shareholders’ equity	6,003,665	6,094,071
Noncontrolling interests - Operating Partnership units	157,905	163,128
Total shareholders’ equity	6,161,570	6,257,199
Noncontrolling interests - consolidated real estate entities	24,662	22,756
Total equity	6,186,232	6,279,955
Total liabilities and equity	$11,562,867	$11,484,503

RECONCILIATION OF NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS TO FFO, CORE FFO, CORE AFFO AND FAD

Amounts in thousands, except per share and unit data	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net income available for MAA common shareholders	$101,031	$144,766	$243,858	$279,754
Depreciation and amortization of real estate assets	143,623	137,456	285,214	274,254
Loss (gain) on sale of depreciable real estate assets	23	1	25	(14)
MAA’s share of depreciation and amortization of real estate assets of real estate joint venture	154	152	309	303
Net income attributable to noncontrolling interests	2,709	3,969	6,570	7,633
FFO attributable to common shareholders and unitholders	247,540	286,344	535,976	561,930
Loss (gain) on embedded derivative in preferred shares (1)	9,286	(4,952)	(3,806)	(9,387)
Gain on sale of non-depreciable real estate assets	—	—	—	(54)
Loss (gain) on investments, net of tax (1)(2)	685	(6,575)	(3,405)	(5,769)
Casualty related charges (recoveries), net (1)	1,135	75	(3,950)	371
Legal costs, settlements and (recoveries), net (1)(3)	8,000	(1,600)	8,000	(1,600)
Mark-to-market debt adjustment (4)	—	(12)	—	(25)
Core FFO attributable to common shareholders and unitholders	266,646	273,280	532,815	545,466
Recurring capital expenditures	(36,341)	(32,669)	(55,275)	(48,999)
Core AFFO attributable to common shareholders and unitholders	230,305	240,611	477,540	496,467
Redevelopment capital expenditures	(11,624)	(26,310)	(20,998)	(57,719)
Revenue enhancing capital expenditures	(25,629)	(20,388)	(38,642)	(32,045)
Commercial capital expenditures	(1,867)	(1,129)	(3,070)	(2,436)
Other capital expenditures	(13,772)	(9,567)	(22,975)	(16,555)
FAD attributable to common shareholders and unitholders	$177,413	$183,217	$391,855	$387,712

Dividends and distributions paid	$176,304	$167,742	$352,495	$333,854

Weighted average common shares - diluted	116,783	116,725	116,727	116,558
FFO weighted average common shares and units - diluted	119,944	119,823	119,901	119,607

Earnings per common share - diluted:
Net income available for common shareholders	$0.86	$1.24	$2.09	$2.40

FFO per Share - diluted	$2.06	$2.39	$4.47	$4.70
Core FFO per Share - diluted	$2.22	$2.28	$4.44	$4.56
Core AFFO per Share - diluted	$1.92	$2.01	$3.98	$4.15

(1)
Included in Other non-operating expense (income) in the Consolidated Statements of Operations.
(2)
For the three months ended June 30, 2024, loss on investments is presented net of tax benefit of $0.2 million. For the three months ended June 30, 2023 and the six months ended June 30, 2024 and 2023, gain on investments is presented net of tax expense of $1.7 million, $0.9 million and $1.5 million, respectively.
(3)
For the three and six months ended June 30, 2024, in accordance with its accounting policies, MAA recognized $8.0 million of accrued legal defense costs that are expected to be incurred through July 2027.
(4)
Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS TO NET OPERATING INCOME

Dollars in thousands	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net income available for MAA common shareholders	$101,031	$142,827	$144,766	$243,858	$279,754
Depreciation and amortization	145,022	143,020	138,972	288,042	277,473
Property management expenses	17,201	19,995	16,091	37,196	34,019
General and administrative expenses	12,671	17,045	13,882	29,716	29,805
Interest expense	41,265	40,361	36,723	81,626	74,004
Loss (gain) on sale of depreciable real estate assets	23	2	1	25	(14)
Gain on sale of non-depreciable real estate assets	—	—	—	—	(54)
Other non-operating expense (income)	19,244	(23,526)	(16,992)	(4,282)	(20,459)
Income tax expense	1,020	1,795	2,861	2,815	3,805
Income from real estate joint venture	(469)	(482)	(382)	(951)	(767)
Net income attributable to noncontrolling interests	2,709	3,861	3,969	6,570	7,633
Dividends to MAA Series I preferred shareholders	922	922	922	1,844	1,844
Total NOI	$340,639	$345,820	$340,813	$686,459	$687,043

Same Store NOI	$328,280	$334,583	$331,611	$662,863	$668,540
Non-Same Store and Other NOI	12,359	11,237	9,202	23,596	18,503
Total NOI	$340,639	$345,820	$340,813	$686,459	$687,043

RECONCILIATION OF NET INCOME TO EBITDA, EBITDAre AND ADJUSTED EBITDAre

Dollars in thousands	Three Months Ended		Twelve Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	December 31, 2023
Net income	$104,662	$149,657	$530,872	$567,831
Depreciation and amortization	145,022	138,972	575,632	565,063
Interest expense	41,265	36,723	156,856	149,234
Income tax expense	1,020	2,861	3,754	4,744
EBITDA	291,969	328,213	1,267,114	1,286,872
Loss on sale of depreciable real estate assets	23	1	101	62
Adjustments to reflect MAA’s share of EBITDAre of an unconsolidated affiliate	339	336	1,356	1,350
EBITDAre	292,331	328,550	1,268,571	1,288,284
Loss (gain) on embedded derivative in preferred shares (1)	9,286	(4,952)	(12,947)	(18,528)
Gain on sale of non-depreciable real estate assets	—	—	—	(54)
Loss (gain) on investments (1)	859	(8,317)	(1,470)	(4,449)
Casualty related charges (recoveries), net (1)	1,135	75	(3,341)	980
Gain on debt extinguishment (1)	—	—	(57)	(57)
Legal costs, settlements and (recoveries), net (1)(2)	8,000	(1,600)	5,146	(4,454)
Adjusted EBITDAre	$311,611	$313,756	$1,255,902	$1,261,722

(1)
Included in Other non-operating expense (income) in the Consolidated Statements of Operations.
(2)
During the three and twelve months ended June 30, 2024, in accordance with its accounting policies, MAA recognized $8.0 million and $8.5 million, respectively, of accrued legal defense costs that are expected to be incurred through July 2027.

RECONCILIATION OF UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE TO NET DEBT

Dollars in thousands
	June 30, 2024	December 31, 2023
Unsecured notes payable	$4,340,660	$4,180,084
Secured notes payable	360,204	360,141
Total debt	4,700,864	4,540,225
Cash and cash equivalents	(62,831)	(41,314)
Net Debt	$4,638,033	$4,498,911

RECONCILIATION OF TOTAL ASSETS TO GROSS ASSETS

Dollars in thousands
	June 30, 2024	December 31, 2023
Total assets	$11,562,867	$11,484,503
Accumulated depreciation	5,149,781	4,864,690
Gross Assets	$16,712,648	$16,349,193

RECONCILIATION OF REAL ESTATE ASSETS, NET TO GROSS REAL ESTATE ASSETS

Dollars in thousands
	June 30, 2024	December 31, 2023
Real estate assets, net	$11,254,393	$11,183,905
Accumulated depreciation	5,149,781	4,864,690
Cash and cash equivalents	62,831	41,314
Gross Real Estate Assets	$16,467,005	$16,089,909

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, gain or loss on investments, casualty related charges (recoveries), net, gain or loss on debt extinguishment and legal costs, settlements and (recoveries), net. As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre excludes various income and expense items that are not indicative of operating performance. MAA’s computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre. Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Because net income attributable to noncontrolling interests is added back, Core AFFO, when used in this release, represents Core AFFO attributable to common shareholders and unitholders. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, gain or loss on investments, net of tax, casualty related charges (recoveries), net, gain or loss on debt extinguishment, legal costs, settlements and (recoveries), net, and mark-to-market debt adjustments. Because net income attributable to noncontrolling interests is added back, Core FFO, when used in this release, represents Core FFO attributable to common shareholders and unitholders. While MAA's definition of Core FFO may be similar to others in the industry, MAA’s methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA excludes various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA further adjusted for the gain or loss on sale of depreciable assets and adjustments to reflect MAA’s share of EBITDAre of an unconsolidated affiliate. As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre excludes various expense items that are not indicative of operating performance. While MAA’s definition of EBITDAre is in accordance with NAREIT’s definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending, property acquisitions, capital expenditures relating to significant casualty losses that management expects to be reimbursed by insurance proceeds and corporate related capital expenditures. Because net income attributable to noncontrolling interests is added back, FAD, when used in this release, represents FAD attributable to common shareholders and unitholders. FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and capital expenditures.

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gain or loss on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures. Because net income attributable to noncontrolling interests is added back, FFO, when used in this release, represents FFO attributable to common shareholders and unitholders. While MAA’s definition of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (Continued)

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation, Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) exchange proceeds included in Restricted cash. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Non-Same Store and Other NOI

Non-Same Store and Other NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Non-Same Store and Other Portfolio during the period. Non-Same Store and Other NOI includes storm-related expenses related to severe weather events, including hurricanes and winter storms. Non-Same Store and Other NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Non-Same Store and Other NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Same Store Portfolio during the period. Same Store NOI excludes storm-related expenses related to severe weather events, including hurricanes and winter storms. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Same Store NOI is a helpful tool in evaluating operating performance because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for an applicable period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days.

Non-Same Store and Other Portfolio

Non-Same Store and Other Portfolio includes recently acquired communities, communities in development or lease-up, communities that have been disposed of or identified for disposition, communities that have experienced a significant casualty loss, stabilized communities that do not meet the requirements defined by the Same Store Portfolio, retail properties and commercial properties.

Resident Turnover

Resident turnover represents resident move outs excluding transfers within the Same Store Portfolio as a percentage of expiring leases on a trailing twelve month basis as of the end of the reported quarter.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions or events warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities are considered stabilized when achieving 90% average physical occupancy for 90 days. Communities that have been approved by MAA’s Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have experienced a significant casualty loss are also excluded from the Same Store Portfolio.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com